PROMISSORY NOTE

                            LOAN DATE: June 20, 2000
                           PRINCIPAL AMOUNT: $728,600
                           INTEREST RATE: 4% PER ANNUM

     FOR VALUE RECEIVED, the undersigned, Frontline Communications Corp. ("Maker"), promises to pay to the order of Delanet, Inc. ("Payee"), the principal amount of Seven Hundred and Twenty Eight Thousand Six Hundred dollars ($728,600) (the "Note Amount") in lawful money of the United States of America, together with interest on the unpaid Note Amount at the rate of 4% per annum from June 20, 2000 until paid in full as provided in Paragraph 1 below or converted as set forth in Paragraph 3 below.

     1.   Payment.

          a. Principal. Maker shall pay to the Payee the Note Amount, together with any interest thereon, in full in one payment on or before June 20, 2003 (the "Maturity Date");

          b. Interest. Maker shall make six (6) semi-annual interest payments in the amount of $14,572 commencing on December 20, 2000 and ending on June 20, 2003

     2.   Payments prior to the Maturity Date

          a. Maker may prepay the Note Amount, together with any interest thereon, prior to the Maturity Date without premium or penalty; and

          b. All payments under this Note whether made prior to the Maturity Date or otherwise shall be applied first to the accrued and unpaid interest, second to complete satisfaction of the Note Amount and third, to complete satisfaction of all other amounts due under the Note.

     3.   Conversion

          a. Option and Notice. Notwithstanding the provisions of Paragraph 1, up to and including the Maturity Date, the Maker shall have the option to convert the entire Note Amount , together with any accrued interest thereon (the "Outstanding Debt") due under this
               Note into unregistered common stock of the Maker if, at any time during the term of this Note, the closing price of the common stock of the Maker, as reported on the American Stock Exchange (or such other primary stock exchange or quotation system where the Maker's common stock is traded or quoted), equals or exceeds $10 per share (the "Trigger Price"); provided,


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               however,  that Maker must provide Payee with written notice, sent by receipted overnight courier and facsimile transmission, of its election to convert within five (5) business days after the Trigger Price is achieved (the "Conversion Notice"). The date on which the Conversion Notice is sent by Maker to Payee shall be the "Conversion Date." Maker shall deliver to Payee the stock certificate(s) representing the shares of Maker's common stock issued upon conversion of the Note Amount, together with any interest thereon (the "Conversion Shares") to Seller within ten
               (10) business days of the Conversion Date.

          b. Conversion Price and Calculation. The Conversion Price shall be $8.00 (the "Conversion Price"). The number of shares of the Maker's common stock to be issued and delivered to Payee upon conversion shall be calculated according to the following formula:


               Outstanding Note Amount, together with     = # of Shares
               any interest thereon as of Conversion         of Maker's
                              Date                           Common
                         Conversion Price                    Stock



          c. Fractional Shares. The Maker shall not be obligated to issue fractional shares upon a conversion as provided herein, but may pay cash in lieu of any fractional shares due to Payee upon such conversion.

          d. Reserve. The Maker shall at all times reserve and keep available for issuance upon the conversion of the Note Amount, together with any interest thereon, pursuant to the terms of this Note, such number of authorized but unissued shares of Maker's common stock as will from time to time be sufficient to permit the conversion of the entire Note Amount together with any interest thereon, and shall take all action required to increase the authorized number of shares of Maker's common stock if necessary to permit the conversion of the Note Amount, together with any interest thereon, in full.

          e. Registration Rights. Payee is aware that the Conversion Shares will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that neither the Conversion Shares nor any interest therein may be sold, pledged, or otherwise transferred unless the Conversion Shares are registered under the Securities Act or qualifies for an


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               exemption   under  the  Securities   Act.   Notwithstanding   the
               foregoing, the parties recognize that Maker has granted Payee certain registration rights with respect to the Conversion Shares, the terms of which are set forth in the Registration Rights Agreement executed by the parties on even date.

4. Collateral. This Note is secured by the assets listed on Exhibit A attached hereto.

5. Default. Maker will be in default if any of the following happens: a) Maker fails to make any payment of the Note Amount or interest thereon under this Note when due; or b) Maker becomes insolvent, a receiver is appointed for any part of Maker's property, Maker makes an assignment for the benefit of creditors, or any processing is commenced either by Maker or against Maker under any bankruptcy or insolvency laws. If any default is curable and if Maker has not been given notice of a breach of the same provision of this Note within the preceding twelve (12) months, such default may be cured (and no event of default will be deemed to have occurred) if Maker, after receiving written notice from Payee of the occurrence of a default: i) cures the default within fifteen (15) days; or
ii) in the event of a default under subsection 5.b above, immediately initiates steps which the Payee deems in the Payee's reasonable discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to remedy the default as soon as reasonably practical.

6. In the event of a default by the Maker which default is not cured pursuant to the terms of Paragraph 5 above, it is hereby agreed that the non-compete provisions set forth in a) Section 6.2 of the Asset Purchase Agreement between Maker and Payee dated June 20, 2000; b) the Consulting Agreement between Maker and Donald McIntire dated June 20, 2000; and c) the Consulting Agreement between Maker and Mike Brown dated June 20, 2000 shall be deemed null and void and shall have no further force and effect. In addition, in the event of a default by the Maker, the Payee shall be entitled to exercise any and all rights afforded it under the Pledge and Security Agreement executed by the parties on even date.

7. The Maker waives presentment, protest, notice of dishonor and the right to assert in any action or proceeding with regard to the Note any offset or counterclaims which the Maker may have.

8. No failure or delay by the Payee in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude other or further exercises thereof or the exercise of any other right; and the Payee may extend the time of payment of the Note, postpone the enforcement hereof, grant any other indulgences and/or add or release any security for this Note or any party primarily or secondarily liable hereon without


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affecting or diminishing the Payee's right of recourse  against the Maker or any grantor hereof, which right is hereby expressly reserved.

9. The Maker will pay all costs and expenses, including reasonable attorneys' fees and disbursements, incurred by the Payee in connection with the enforcement of this Note.

10. This Note shall be governed by, and construed in accordance with, the law of the state of Delaware.


Maker:


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Frontline Communications Corp.
By:
Title:
Dated: